Exhibit 3.1

THE COMPANIES ACTS 1985 to 1989

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

EDGEN MURRAY PLC

1                                                                                          PRELIMINARY

1.1                                                                                 The regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (SI 1985 No. 805) as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (SI 1985 No. 1052) and as further amended by The Companies Act 1985 (Electronic Communications) Order 2000 (SI 2000 No. 3373) (such Table being hereinafter called “Table A”) shall apply to the Company save in so far as they are excluded or varied hereby and such regulations (save as so excluded or varied) and the Articles hereinafter contained shall be the Articles of Association of the Company.

1.2                                                                                 In these Articles the expression “the Act” means the Companies Act 1985, but so that any reference in these Articles to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.

2                                                                                          ALLOTMENT OF SHARES

2.1                                                                                 Shares which are comprised in the authorised but unissued share capital of the Company shall be under the control of the directors who may (subject to sections 80 and 89 of the Act and to articles 2.2 and 2.3 below) allot, grant options over or otherwise dispose of the same, to such persons, on such terms and in such manner as they think fit.

2.2                                                                                 The directors are generally and unconditionally authorised for the purposes of section 80 of the Act to exercise any power of the Company to allot and grant rights to subscribe for or convert securities into shares of the Company up to the amount of the authorised share capital with which the Company is incorporated at any time or times during the period of five years from the date of incorporation and the directors may, after that period, allot any shares or grant any such rights under this authority in pursuance of an offer or agreement so to do made by the Company within that period. The authority hereby given may at any time (subject to the said section 80) be renewed, revoked or varied by ordinary resolution.

2.3                                                                                 The directors are empowered to allot and grant rights to subscribe for or convert securities into shares of the Company pursuant to the authority conferred under article 2.2 above as if section 89(1) of the Act did not apply. This power shall enable the directors so to allot and grant rights to subscribe for or convert securities into shares of the Company after its expiry in pursuance of an offer or agreement so to do made by the Company before its expiry.

2.4                                                                                 Save as authorised by the Act, the Company shall not give, whether directly or indirectly, any financial assistance for the acquisition of shares or other securities of the Company or of its holding company (as defined by section 736 of the Act).

2.5                                                                                 Save as permitted by section 101(2) of the Act, no shares of the Company shall be allotted except as paid up at least as to one quarter of their nominal value and the whole of any premium.

3                                                                                          SHARES

3.1                                                                                 The liability of any member in default in respect of a call shall be increased by the addition at the end of the first sentence of regulation 18 in Table A of the words “and all expenses that may have been incurred by the Company by reason of such non-payment”.

4                                                                                          GENERAL MEETINGS AND RESOLUTIONS

4.1                                                                                 Every notice convening a general meeting shall comply with the provisions of section 372(3) of the Act as to giving information to members in regard to their right to appoint proxies; and notices of and other communications relating to any general meeting which any member is entitled to receive shall be sent to the directors and to the auditors for the time being of the Company.

4.2.1                                                                        If a quorum is not present within half an hour from the time appointed for a general meeting the general meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the directors may determine; and if at the adjourned general meeting a quorum is not present within half an hour from the time appointed therefor such adjourned general meeting shall be dissolved.

4.2.2                                                                        Regulation 41 in Table A shall not apply to the Company.

4.3                                                                                 Resolutions under section 303 of the Act for the removal of a director before the expiration of his period of office and under section 391 of the Act for the removal of an auditor before the expiration of his period of office shall only be considered by the Company in general meeting. Regulation 53 in Table A shall be read and construed accordingly.

4.4                                                                                 A member present at a meeting by proxy shall be entitled to speak at the meeting and shall be entitled to one vote on a show of hands. In any case where the same person is appointed proxy for more than one member he shall on a show of hands have as many votes as the number of members for whom he is proxy. Regulation 54 in Table A shall be modified accordingly.

4.5                                                                                 Unless resolved by ordinary resolution that regulation 62 in Table A shall apply without modification, the appointment of a proxy and any authority under which the proxy is appointed or a copy of such authority certified notarially or in some other way approved by the directors may be deposited or received at the place specified in regulation 62 in Table A up to the commencement of the meeting or (in any case where a poll is taken otherwise than at the meeting) of the taking of the poll or may be handed to the chairman of the meeting prior to the commencement of the business of the meeting.

5                                                                                          APPOINTMENT OF DIRECTORS

5.1.1                                                                        Regulation 64 in Table A shall not apply to the Company.

5.1.2                                                                        The maximum number and minimum number respectively of the directors may be determined from time to time by ordinary resolution. Subject to and in default of any such determination there shall be no maximum number of directors and the minimum number of directors shall be two.

5.2                                                                                 The directors shall not be required to retire by rotation and regulations 73 to 80 (inclusive) in Table A shall not apply to the Company.

5.3                                                                                 No person shall be appointed a director at any general meeting unless either:-

(a)                             he is recommended by the directors; or

(b)                            not less than 14 nor more than 35 clear days before the date appointed for the general meeting, notice signed by a member qualified to vote at the general meeting has been given to the Company of the intention to propose that person for appointment, together with notice signed by that person of his willingness to be appointed.

5.4.1                                                                        Subject to article 5.3 above, the Company may by ordinary resolution appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director.

5.4.2                                                                        The directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number determined in accordance with article 5.1.2 above as the maximum number of directors and for the time being in force.

6                                                                                          BORROWING POWERS

6.1                                                                                 The directors may exercise all the powers of the Company to borrow money without limit as to amount and upon such terms and in such manner as they think fit, and subject (in the case of any security convertible into shares) to section 80 of the Act to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

7                                                                                          ALTERNATE DIRECTORS

7.1                                                                                 Unless otherwise determined by the Company in general meeting by ordinary resolution an alternate director shall not be entitled as such to receive any remuneration from the Company, save that he may be paid by the Company such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, and the first sentence of regulation 66 in Table A shall be modified accordingly.

7.2                                                                                 A director, or any such other person as is mentioned in regulation 65 in Table A, may act as an alternate director to represent more than one director, and an alternate director shall be entitled at any meeting of the directors or of any committee of the directors to one vote for every director whom he represents in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present.

8                                                                                          GRATUITIES AND PENSIONS

8.1.1                                                                        The directors may exercise the powers of the Company conferred by its Memorandum of Association in relation to the payment of pensions, gratuities and other benefits and shall be entitled to retain any benefits received by them or any of them by reason of the exercise of any such powers.

8.1.2                                                                        Regulation 87 in Table A shall not apply to the Company.

9                                                                                          PROCEEDINGS OF DIRECTORS

9.1.1                                                                        A director may vote, at any meeting of the directors or of any committee of the directors, on any resolution, notwithstanding that it in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest whatsoever, and if he shall vote on any such resolution his vote shall be counted; and in relation to any such resolution as aforesaid he shall (whether or not he shall vote on the same) be taken into account in calculating the quorum present at the meeting.

9.1.2                                                                        Each director shall comply with his obligations to disclose his interest in contracts under section 317 of the Act.

9.1.3                                                                        Regulations 94 to 97 (inclusive) in Table A shall not apply to the Company.

10                                                                                    THE SEAL

10.1                                                                           If the Company has a seal it shall only be used with the authority of the directors or of a committee of directors. The directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a director and by the secretary or second director. The obligation under regulation 6 in Table A relating to the sealing of share certificates shall apply only if the Company has a seal. Regulation 101 in Table A shall not apply to the Company.

10.2                                                                           The Company may exercise the powers conferred by section 39 of the Act with regard to having an official seal for use abroad, and such powers shall be vested in the directors.

11                                                                                    PROTECTION FROM LIABILITY

For the purposes of this article a “Liability” is any liability incurred by a person in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or otherwise in connection with his duties, powers or office and “Associated Company” shall bear the meaning referred to in section 309A(6) of the Act. Subject to the provisions of the Act and without prejudice to any protection from liability which may otherwise apply:

11.1                                                                           the directors shall have power to purchase and maintain for any director of the Company, any director of an Associated Company, any auditor of the Company and any officer of the Company (not being a director or auditor of the Company), insurance against any Liability.

11.2                                                                           every director or auditor of the Company and every officer of the Company (not being a director or auditor of the Company) shall be indemnified out of the assets of the Company against any loss or liability incurred by him in defending any proceedings in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from any Liability.

11.3                                                                           regulation 118 in Table A shall not apply to the Company.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBER

1. For and on behalf of ING FURMAN SELZ INVESTORS III, LP	/s/ JAMES LUIKART

2. For and on behalf of Edgen/Murray L.P.	/s/ NICHOLAS DARAVIRAS

DATED	2006

WITNESS to the above Signature:-	/s/ SETH ELLIOT WILSON
[name and address]